Press Release

Contact:               Jill Gutierrez, Chief Executive Officer
Alamogordo Financial Corp.
(575) 437-9334

FOR IMMEDIATE RELEASE

ALAMOGORDO FINANCIAL CORP. ANNOUNCES REALIGNMENT OF MANAGEMENT TEAM

ALAMOGORDO, NEW MEXICO, January 28, 2015 -- Alamogordo Financial Corp. (OTCQB: ALMG), the parent company of BANK’34, today announced promotions and a reorganization of its management team.  Randal L. Rabon, Chairman of the Board, stated “It is with great pleasure that we recognize the continued efforts of our management team in completing our acquisition of Bank 1440 and becoming a public company.  Individually, each of these tasks would require dedication and commitment from management.  However, the Board of Directors is extremely appreciative of the steps management has taken with respect to both actions, and the resulting value those actions will provide to our shareholders.”

Key elements of this reorganization include the following executive changes effective January 23, 2015.Current Senior Vice President and Chief Operations Officer William P. Kauper will become President/Director of Corporate Development.  Current President and Chief Executive Officer Jill Gutierrez will retain the title of Chief Executive Officer.  Chief Financial Officer Jan R. Thiry and Chief Credit Officer Ray J. Russell have each been promoted to Executive Vice President from Senior Vice President.

About Alamogordo Financial Corp.

Alamogordo Financial Corp. is the holding company for BANK’34.  BANK’34 was formed in 1934 and is a full-service, community-oriented savings bank that provides financial services to individuals, families and businesses from its full-service facilities located in Alamogordo and Las Cruces, New Mexico and Scottsdale and Peoria, Arizona. For more information about BANK’34 please visit www.Bank34.com.

Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “will,” “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology.  Any or all of the forward-looking statements in this release and in any other public statements made by Alamogordo Financial Corp. may turn out to be wrong.  They can be affected by inaccurate assumptions Alamogordo Financial Corp. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which Alamogordo Financial Corp. operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, and adverse changes in the securities markets.  No forward-looking statement can be guaranteed.   Alamogordo Financial Corp. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.